EX 99.2

Unaudited condensed consolidated financial statements of The Hillshire Brands Company for the nine month periods ended March 29, 2014 and March 30, 2013

THE HILLSHIRE BRANDS COMPANY
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 29, 2014	June 29, 2013
Assets
Cash and equivalents	$219	$400
Short-term investments	170	—
Trade accounts receivable, less allowances	205	219
Inventories
Finished goods	198	207
Work in process	16	15
Materials and supplies	86	91
	300	313
Current deferred income taxes	98	71
Income tax receivable	—	18
Other current assets	106	85
Total current assets	1,098	1,106
Property, net of accumulated depreciation of $1,249 and $1,185, respectively	814	818
Trademarks and other identifiable intangibles, net	134	121
Goodwill	371	348
Deferred income taxes	64	20
Other noncurrent assets	50	21
	$2,531	$2,434
Liabilities and Equity
Accounts payable	$306	$295
Accrued liabilities	323	357
Current maturities of long-term debt	102	19
Total current liabilities	731	671
Long-term debt	840	932
Pension obligation	107	119
Other liabilities	252	228
Contingencies and commitments (Note 10)
Equity
Hillshire Brands common stockholders’ equity	601	484
	$2,531	$2,434
See accompanying Notes to Condensed Consolidated Financial Statements.

EX 99.2

THE HILLSHIRE BRANDS COMPANY
Consolidated Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
In millions, except per share data	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Continuing Operations
Net sales	$955	$924	$3,021	$2,958
Cost of sales	674	652	2,150	2,060
Selling, general and administrative expenses	200	205	609	642
Net charges for exit activities, asset and business dispositions	5	1	15	7
Impairment charges	—	1	—	1
Operating income	76	65	247	248
Interest expense	12	13	37	35
Interest income	(2)	(2)	(7)	(5)
Income from continuing operations before income taxes	66	54	217	218
Income tax expense	24	12	32	69
Income from continuing operations	42	42	185	149
Discontinued operations
Income from discontinued operations, net of tax expense (benefit) of nil, $(5), $1 and $(7)	—	4	1	13
Gain on sale of discontinued operations, net of tax expense of nil, $13, nil and $14	—	47	—	49
Net income from discontinued operations	—	51	1	62
Net income	42	93	186	211
Net income from continuing operations	42	42	185	149
Net income from discontinued operations	—	51	1	62
Net income	$42	$93	$186	$211
Earnings per share of common stock
Basic
Income from continuing operations	$0.35	$0.34	$1.50	$1.22
Net income	$0.35	$0.76	$1.51	$1.72
Average shares outstanding	123	123	123	123
Diluted
Income from continuing operations	$0.34	$0.34	$1.49	$1.21
Net income	$0.34	$0.75	$1.50	$1.72
Average shares outstanding	124	124	124	123
Cash dividends declared per share of common stock	$0.175	$0.125	$0.525	$0.375
See accompanying Notes to Condensed Consolidated Financial Statements.

EX 99.2

THE HILLSHIRE BRANDS COMPANY
Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended		Nine Months Ended
In millions	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net income	$42	$93	$186	$211
Translation adjustments, net of tax	—	(21)	(1)	(20)
Net unrealized gain (loss) on qualifying cash flow hedges, net of tax	4	(3)	3	(7)
Pension/Postretirement activity, net of tax	(1)	—	(1)	—
Comprehensive income	$45	$69	$187	$184
See accompanying Notes to Condensed Consolidated Financial Statements.

EX 99.2

THE HILLSHIRE BRANDS COMPANY
Consolidated Statements of Equity
(Unaudited)

		Hillshire Brands Common Stockholders’ Equity
In millions	Total	Common Stock	Capital Surplus	Retained Earnings	Unearned Stock	Accumulated Other Comprehensive Income (Loss)
Balances at June 30, 2012	$235	$1	$144	$295	$(61)	$(144)
Net income	252	—	—	252	—	—
Translation adjustments, net of tax	(21)	—	—	—	—	(21)
Net unrealized loss on qualifying cash flow hedges, net of tax	(8)	—	—	—	—	(8)
Pension/Postretirement activity, net of tax	26	—	—	—	—	26
Dividends on common stock	(61)	—	—	(61)	—	—
Spin-off of international coffee and tea business	(3)	—	—	(9)	—	6
Stock issuances -
Restricted stock	3	—	3	—	—	—
Stock option and benefit plans	52	—	52	—	—	—
ESOP activity and other	9	—	1	—	8	—
Balances at June 29, 2013	484	1	200	477	(53)	(141)
Net income	186	—	—	186	—	—
Translation adjustments, net of tax	(1)	—	—	—	—	(1)
Net unrealized gain on qualifying cash flow hedges, net of tax	3	—	—	—	—	3
Pension/Postretirement activity, net of tax	(1)	—	—	—	—	(1)
Dividends on common stock	(65)	—	—	(65)	—	—
Spin-off of international coffee and tea business	5	—	—	5	—	—
Stock issuances -
Restricted stock	5	—	5	—	—	—
Stock option and benefit plans	13	—	13	—	—	—
Share repurchases and retirements	(30)	—	(30)	—	—	—
ESOP activity and other	2	—	—	—	2	—
Balances at March 29, 2014	$601	$1	$188	$603	$(51)	$(140)
See accompanying Notes to Condensed Consolidated Financial Statements.

EX 99.2

THE HILLSHIRE BRANDS COMPANY
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
In millions	March 29, 2014	March 30, 2013
OPERATING ACTIVITIES -
Net income	$186	$211
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	97	110
Amortization	17	13
Impairment	—	1
Net gain on business dispositions	—	(69)
(Decrease) increase in deferred income taxes	(76)	31
Other	4	(14)
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	14	32
Inventories	14	(42)
Other current assets	(21)	17
Accounts payable	4	(72)
Accrued liabilities	(37)	(76)
Accrued taxes	30	40
Net cash from operating activities	232	182
INVESTING ACTIVITIES -
Purchases of property and equipment	(97)	(103)
Purchases of software and other intangibles	(10)	(4)
Acquisition of businesses	(35)	—
Dispositions of businesses and investments	—	96
Cash from derivative transactions	2	3
Cash used to invest in short-term investments	(367)	—
Cash received from maturing short-term investments	194	—
Sales of assets	—	1
Net cash used in investing activities	(313)	(7)
FINANCING ACTIVITIES -
Issuances of common stock	8	42
Purchases of common stock	(30)	—
Repayments of other debt and derivatives	(20)	(5)
Payments of dividends	(58)	(31)
Net cash (used in) from financing activities	(100)	6
(Decrease) / Increase in cash and equivalents	(181)	181
Cash and equivalents at beginning of year	400	235
Cash and equivalents at end of period	$219	$416
Supplemental Cash Flow Data:
Cash paid for restructuring actions	$55	$69
Cash contributions to pension plans	6	5
Cash paid for income taxes	79	5
See accompanying Notes to Condensed Consolidated Financial Statements.

EX 99.2

THE HILLSHIRE BRANDS COMPANY
Notes to Condensed Consolidated Financial Statements
(Unaudited)
1. Basis of Presentation

The Hillshire Brands Company is a U.S.-based company that primarily focuses on producing and marketing branded food products. The company's principal product lines are branded packaged meat products and frozen bakery products. Sales are made in both the retail channel, to supermarkets, warehouse clubs and national chains, and the foodservice channel. References to “we”, “our”, “us”, “Hillshire Brands” and “the company” refer to The Hillshire Brands Company and its consolidated subsidiaries as a whole, unless the context otherwise requires. The company’s reportable segments are Retail and Foodservice/Other.

The consolidated financial statements for the third quarter and nine months ended March 29, 2014 and March 30, 2013 have not been audited by an independent registered public accounting firm, but in the opinion of management, these financial statements include all normal and recurring adjustments necessary for a fair presentation of our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The results of operations for the third quarter and nine months ended March 29, 2014 are not necessarily indicative of the operating results to be expected for the full fiscal year.

The interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Although management believes the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The preparation of the consolidated financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from these estimates. These unaudited interim consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended June 29, 2013 and other financial information filed with the SEC.

The company’s fiscal year ends on the Saturday closest to June 30. Fiscal 2014 ends on June 28, 2014. The third quarter of fiscal 2014 ended on March 29, 2014, and the third quarter of fiscal 2013 ended on March 30, 2013. Each of the quarters was a thirteen-week period. Fiscal 2014 and fiscal 2013 are both 52-week years. Unless otherwise stated, references to years relate to fiscal years.

The condensed consolidated balance sheet as of June 29, 2013 has been derived from the company’s audited financial statements included in our Annual Report on Form 10-K for the year ended June 29, 2013. The Australian bakery business, North American Fresh Bakery and North American Foodservice Beverage are presented as discontinued operations in the company’s consolidated income statements. See Note 5 – “Discontinued Operations” for additional information regarding this discontinued operation. Unless stated otherwise, any reference to income statement items in these financial statements refers to results from continuing operations.

2. Net Income Per Share

Net income per share - basic is computed by dividing income by the weighted average number of common shares outstanding for the period. Net income per share - diluted reflects the potential dilution that could occur if options and fixed awards to be issued under stock-based compensation arrangements were converted into common stock. For the quarter and nine months ended March 29, 2014, options to purchase 0.2 million shares of the company’s common stock had exercise prices that were greater than the average market price of those shares during the respective reporting periods. For the quarter and nine months ended March 30, 2013, options to purchase 3.3 million shares of the company’s common stock had exercise prices that were greater than the average market price of those shares during the respective reporting periods.

The average shares outstanding increased in the first nine months of 2014 as compared to the first nine months of 2013 as a result of stock issuances related to the exercise of stock options and the vesting of restricted stock units (RSUs). During the first nine months of 2014, the company repurchased 0.9 million shares at a cost of $30 million under an existing share repurchase program which authorized the company to repurchase $1.2 billion of common stock.

As of March 29, 2014, the remaining amount authorized for repurchase is approximately $1.2 billion of common stock under one of its existing share repurchase programs, plus 2.7 million shares of common stock that remain authorized for repurchase under the company's other share repurchase program.
The following is a reconciliation of net income to net income per share – basic and diluted – for the third quarter and first nine months of 2014 and 2013 (per share amounts are rounded and may not add to total):

Computation of Net Income per Common Share
(In millions, except per share data)

	Quarter Ended		Nine Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Income from continuing operations	$42	$42	$185	$149
Income from discontinued operations, net of tax	—	51	1	62
Net income	$42	$93	$186	$211
Average shares outstanding – Basic	123	123	123	123
Dilutive effect of stock option and award plans	1	1	1	—
Diluted shares outstanding	124	124	124	123
Earnings per common share – Basic
Income from continuing operations	$0.35	$0.34	$1.50	$1.22
Income from discontinued operations	—	0.42	0.01	0.51
Net income	$0.35	$0.76	$1.51	$1.72
Earnings per common share – Diluted
Income from continuing operations	$0.34	$0.34	$1.49	$1.21
Income from discontinued operations	—	0.41	0.01	0.51
Net income	$0.34	$0.75	$1.50	$1.72

EX 99.2

3. Accumulated Other Comprehensive Income

The changes in accumulated other comprehensive income (AOCI) by component for the nine months ended March 29, 2014 and March 30, 2013 are as follows:

	Net Unrealized Gain (Loss) on Qualifying Cash Flow Hedges		Pension/ Postretirement Activity		Translation Adjustments		Total
Beginning Balance as of June 29, 2013	$—		$(142)		$1		$(141)
Other comprehensive income (loss) before reclassifications	1		—		(1)		—
Amounts reclassified from accumulated other comprehensive income:
Prior-service benefit	—		(5)	(b)	—		(5)
Net actuarial loss	—		3	(b)	—		3
Loss realized from derivatives	3	(a)	—		—		3
Tax expense (benefit)	(1)	(c)	1	(c)	—		—
Net current-period other comprehensive income (loss)	3		(1)		(1)		1
Ending Balance as of March 29, 2014	$3		$(143)		$—		$(140)
Beginning Balance as of June 30, 2012	$8		$(168)		$16		$(144)
Other comprehensive income (loss) before reclassifications	7		—		(5)		2
Amounts reclassified from accumulated other comprehensive income:
Prior-service benefit	—		(6)	(b)	—		(6)
Net actuarial loss	—		4	(b)	—		4
Gain realized from derivatives	(17)	(a)	—		—		(17)
Translation adjustment	—		—		(15)	(d)	(15)
Tax expense	3	(c)	2	(c)	—		5
Net current-period other comprehensive loss	(7)		—		(20)		(27)
Spin-off of international coffee and tea business	—		—		6	(e)	$6
Ending Balance as of March 30, 2013	$1		$(168)		$2		$(165)

(a) Included as Cost of sales in the Consolidated Statements of Income
(b) These accumulated other comprehensive income components are included in the computation of net periodic pension cost (see Note 8 - "Pension and Other Postretirement Benefit Plans" for additional details)
(c) Included as Income tax expense (benefit) in the Consolidated Statements of Income
(d) Included in Gain on sale of discontinued operations in the Consolidated Statements of Income related to the sale of the Australian Bakery business
(e) Recorded as part of spin-off of international coffee and tea business within retained earnings

EX 99.2

4. Segment Information

The following is a general description of the company’s two business segments:

•	Retail – sells a variety of packaged meat and frozen bakery products to retail customers in North America. It also includes gourmet artisanal sausage, salami and jerky products.

•
Foodservice/Other – sells a variety of meats and bakery products to foodservice customers in North America such as broad-line foodservice distributors, restaurants, hospitals and other large institutions and includes commodity meat products.

The following is a summary of net sales and operating income by business segment:

	Net Sales
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Retail	$713	$692	$2,226	$2,188
Foodservice/Other	242	232	795	770
Net sales	$955	$924	$3,021	$2,958
	Income from Continuing Operations Before Income Taxes
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Retail	$92	$76	$267	$272
Foodservice/Other	10	9	66	62
Total operating segment income	102	85	333	334
General corporate expenses	(4)	(12)	(23)	(32)
Net mark-to-market derivative gains	1	—	6	1
Amortization of intangibles	(2)	(1)	(4)	(3)
Significant items	(21)	(7)	(65)	(52)
Total operating income	76	65	247	248
Net interest expense	(10)	(11)	(30)	(30)
Income from continuing operations before income taxes	$66	$54	$217	$218

Significant items primarily consist of restructuring charges and accelerated depreciation.

5. Discontinued Operations

During the second quarter of 2014, the company received a tax refund of approximately AUD 2.0 million ($1.9 million USD) related to Australian bakery discontinued operations. The disposition of the Australian bakery business was completed prior to the end of fiscal 2013. The results of the Australian bakery business are classified as discontinued operations and are presented as discontinued operations in the consolidated statements of income for all periods presented.
On December 19, 2012, the company signed an agreement to sell its Australian bakery business to McCain Foods Limited. The results of this business were previously reported as the Australian Bakery business segment. Also included in the transaction were the license rights to certain intellectual property used by the Australian bakery business in the Asia-Pacific region. In February 2013, the company completed the sale of its Australian bakery business. Using foreign currency exchange rates on the date of the transaction, the company received cash proceeds of $85 million and reported an after tax gain on disposition of $42 million.

The results of the fresh bakery and foodservice beverage operations in North America and the international coffee and tea business, which were disposed of prior to the end of fiscal 2012, are classified as discontinued operations and are presented as discontinued operations in the consolidated statements of income for all periods presented. In the third quarter and first nine months of 2013, the company recognized $5 million of net tax benefit adjustments related to prior year tax provision estimates associated with certain businesses that had been disposed of in the prior year.

EX 99.2

The following is a summary of the operating results of the company’s discontinued operations for the third quarter and first nine months of 2014 and 2013:

	Third Quarter 2014			First Nine Months of 2014
(In millions)	Net Sales	Pretax Income	Net Income	Net Sales	Pretax Income	Net Income
Australian Bakery	$—	$—	$—	$—	$2	$1

	Third Quarter 2013			First Nine Months of 2013
(In millions)	Net Sales	Pretax Loss	Net Income (Loss)	Net Sales	Pretax Income	Net Income (Loss)
Australian Bakery	$10	$(1)	$(1)	$81	$4	$7
North American Foodservice Beverage	—	—	—	—	2	1
International Coffee and Tea	—	—	6	—	—	6
Other	—	—	(1)	—	—	(1)
Total	$10	$(1)	$4	$81	$6	$13

The following is a summary of the gain on sale of the company’s discontinued operations for the third quarter and first nine months of 2013:

	Third Quarter 2013			First Nine Months of 2013
(In millions)	Pretax Gain on Sale	Tax (Expense) Benefit	After Tax Gain	Pretax Gain on Sale	Tax (Expense) Benefit	After Tax Gain
North American Fresh Bakery	$4	$(2)	$2	$5	$(2)	$3
North American Foodservice Beverage	—	3	3	2	2	4
Australian Bakery	56	(14)	42	56	(14)	42
Total	$60	$(13)	$47	$63	$(14)	$49

The gain on sale of discontinued operations reported in fiscal 2013 represents the impact of a final purchase price adjustment related to the North American fresh bakery disposition and gain related to the disposition of two manufacturing facilities related to the North American foodservice beverage operations, the gain on sale of the Australian bakery business as well as tax adjustments of prior year provision estimates related to business dispositions.

The cash flows related to the discontinued operations for the first nine months of 2014 and 2013 are summarized in the table below:

	Nine months ended	Nine months ended
(In millions) – Increase / (Decrease)	March 29, 2014	March 30, 2013
Cash flow from operating activities	$1	$10
Cash flow from investing activities	—	85
Cash flow used in financing activities	(1)	(95)
Change in net cash of discontinued operations	—	—
Cash and equivalents at beginning of year	—	—
Cash and equivalents at end of period	$—	$—

The cash used in financing activities primarily represents the net transfers of cash with the corporate office. The net assets of the discontinued operations assumed that the cash of those businesses has been retained as a corporate asset.

EX 99.2

6. Exit, Disposal and Other Restructuring Activities

The company has incurred exit, disposition and restructuring charges for initiatives designed to improve its operational performance and reduce cost. The nature of the costs incurred under these plans determine where they are classified in the financial statements. Our restructuring activities are recorded in one of two areas:

1. Exit Activities, Asset and Business Disposition Actions
These amounts primarily relate to:

•	Employee termination costs

•	Lease and contractual obligation exit costs

•	Gains or losses on the disposition of assets or asset groupings that do not qualify as discontinued operations

2. Costs recognized in Selling, general and administrative expenses
These amounts primarily relate to:

•	Expenses associated with the installation of information systems related to restructuring activities

•	Consulting costs related to restructuring activities

•	Costs associated with the renegotiation of contracts for services with outside third-party vendors as part of the spin-off of the international coffee and tea operations

These costs are recognized in Selling, general and administrative expenses in the Consolidated Statements of Income as they do not qualify for treatment as an exit activity or asset and business disposition under the accounting rules for exit and disposal activities. However, management believes the disclosure of these charges provides the reader greater transparency to the total cost of the initiatives.

The following is a summary of the expense associated with ongoing actions, which also highlights where the costs are reflected in the Consolidated Statements of Income:

	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Selling, general and administrative expenses	$11	$8	$36	$23
Net charges for exit activities, asset and business dispositions	5	1	15	7
Decrease in income from continuing operations before income taxes	$16	$9	51	30

The impact of these actions on the company’s business segments and general corporate expenses is summarized as follows:

	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Retail	$4	$—	$11	$(3)
Foodservice/Other	—	(1)	2	(3)
Expense (income) in operating segments	4	(1)	13	(6)
General corporate expenses	12	10	38	36
Total	$16	$9	$51	$30

The following table summarizes the activity for the first nine months of 2014 related to exit, disposal and restructuring related actions and the status of the related accruals as of March 29, 2014. The 2014 exit, disposal and restructuring related actions include recognized third party consulting costs related to cost saving and efficiency processes, IT initiatives and recognized severance charges associated with planned employee terminations. The accrued amounts remaining represent the estimated cash expenditures necessary to satisfy remaining obligations and the majority are expected to be paid in the next 12 months.

EX 99.2

(In millions)	Employee termination and other benefits	IT and other costs	Non-cancellable leases/ Contractual obligations	Total
Accrued costs as of June 29, 2013	$10	$5	$23	$38
Exit, disposal and other costs recognized during 2014	15	35	1	51
Cash payments	(8)	(32)	(15)	(55)
Noncash charges	—	(1)	—	(1)
Accrued costs as of March 29, 2014	$17	$7	$9	$33

7. Financial Instruments

Investment Securities
Beginning in the first quarter of fiscal year 2014, the company purchased securities for investment purposes. Under the current investment policy, the company may invest in debt securities deemed to be investment grade at the time of purchase. The company determines the appropriate categorization of debt securities at the time of purchase and reevaluates such designation at each balance sheet date. The company typically categorizes all debt securities as available-for-sale, as the company has the intent to convert these investments into cash if needed. Classification of available-for-sale marketable securities as current or non-current is based on whether the conversion to cash is expected to be necessary for operations in the upcoming year, which is consistent with the security’s maturity date, if applicable. As of March 29, 2014, all investment securities have maturity dates within the next twelve months.

Securities categorized as available-for-sale are stated at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). The amortized cost, unrealized gains and losses, and fair market values of the company's investment securities available for sale at March 29, 2014 are summarized as follows:

	March 29, 2014
(In millions)	Amortized Cost	Unrealized Gain/(Loss)	Fair Market Value
Available-for-sale:(1)
Commercial Paper	$128	$—	$128
Corporate Note	126	—	126
Total	$254	$—	$254

(1)	Categorized as Level 1: Observable input such as quoted prices in active markets for identical assets or liabilities

Derivative Instruments
The company uses derivative financial instruments, including futures, options and swap contracts to manage its exposures to commodity prices and interest rate risks. The use of these derivative financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the company. The company does not use derivatives for trading or speculative purposes and is not a party to leveraged derivatives. More information concerning accounting for financial instruments can be found in Note 2 - "Summary of Significant Accounting Policies" in the company’s 2013 Annual Report.

Types of Derivative Instruments

Interest Rate Swaps
The company previously had utilized interest rate swap derivatives to manage interest rate risk in order to maintain a targeted amount of both fixed-rate and floating-rate long-term debt. Interest rate swap agreements that are effective at hedging the fair value of fixed-rate debt agreements are designated and accounted for as fair value hedges. The company has a fixed interest rate on virtually all of its long-term debt, and as of March 29, 2014 and June 29, 2013, the company is not a party to any interest rate swap agreements.

EX 99.2

Commodity Futures and Options Contracts
The company uses commodity futures and options to hedge a portion of its commodity price risk. The principal commodities hedged by the company include pork, beef, natural gas, diesel fuel, corn, wheat and other ingredients. The company uses both commodity financial instruments and fixed rate supplier contracts to determine commodity pricing. In circumstances where commodity-derivative instruments are used, there is a high correlation between the commodity costs and the derivative instruments. For those instruments where the commodity instrument and underlying hedged item correlate between 80%-125%, the company accounts for those contracts as cash flow hedges. The company only enters into futures and options contracts that are traded on established, well-recognized exchanges that offer high liquidity, transparent pricing, daily cash settlement and collateralization through margin requirements.

The notional values of the various derivative instruments used by the company are summarized in the following table:

Notional Values (In millions)	March 29, 2014	June 29, 2013	Hedge Coverage (Number of months)
Commodity Contracts:
Commodity Future Contracts:(1)
Grains/Oilseed	$47	$34	14
Energy	$27	$29	20
Other commodities	$9	$20	7
Commodity Options Contracts:(2)
Grains/Oilseed	$4	$—	2

(1) The notional values of commodity futures contracts are determined by the initial cost of the contract.
(2) The notional values of commodity option contracts are determined by the ratio of the change in option value to the change in the underlying hedged item.
Cash Flow Presentation
The cash receipts and payments from a derivative instrument are classified according to the nature of the instrument, when realized, generally in investing activities unless otherwise disclosed. However, cash flows from a derivative instrument that are accounted for as a fair value hedge or cash flow hedge are classified in the same category as the cash flows from the items being hedged provided the derivative does not include a financing element at inception. If a derivative instrument includes a financing element at inception, all cash inflows and outflows of the derivative instrument are considered cash flows from financing activities. If, for any reason, hedge accounting is discontinued, any remaining cash flows after that date will be classified consistent with mark-to-market instruments.

Contingent Features/Concentration of Credit Risk
All of the company’s derivative instruments are governed by International Swaps and Derivatives Association (ISDA) master agreements, requiring the company to maintain an investment grade credit rating from both Moody’s and Standard & Poor’s credit rating agencies. If the company’s credit rating were to fall below investment grade, it would be in violation of these provisions, and the counterparties to the derivative instruments could request immediate payment or demand immediate collateralization on the derivative instruments in net liability positions. There are no derivative instruments with credit-risk-related contingent features that are in a liability position as of March 29, 2014 and June 29, 2013.
A large number of major international financial institutions are counterparties to the company’s financial instruments. The company enters into financial instrument agreements only with counterparties meeting very stringent credit standards (a credit rating of A-/A3 or better), limiting the amount of agreements or contracts it enters into with any one party and, where legally available, executing master netting agreements. The company regularly monitors these positions. While the company may be exposed to credit losses in the event of non-performance by individual counterparties of the entire group of counterparties, the company has not recognized any losses with these counterparties in the past and does not anticipate material losses in the future.

EX 99.2

Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value must be categorized into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation. Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement.
The carrying amounts of cash and equivalents, trade accounts receivables, accounts payable, and derivative instruments approximate fair values due to their short-term nature and are considered Level 1 based on the valuation inputs. Available-for-sale marketable securities values are derived solely from Level 1 inputs. The fair value of the company’s long-term debt (considered Level 2 based on the valuation inputs used), including the current portion, is estimated using available market data.

	March 29, 2014		June 29, 2013
(In millions)	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Long-term debt, including current portion	$971	$942	$981	$951

Information related to our cash flow hedges and other derivatives not designated as hedging instruments for the quarters and nine months ended March 29, 2014 and March 30, 2013 is as follows:

	Foreign Exchange Contracts		Commodity Contracts		Total
	Quarter Ended		Quarter Ended		Quarter Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Cash Flow Derivatives:
Amount of gain (loss) recognized in other comprehensive income (OCI) (a)	$—	$—	$3	$(1)	$3	$(1)
Amount of gain (loss) reclassified from AOCI into earnings (a) (b)	—	—	(1)	6	(1)	6
Amount of ineffectiveness recognized in earnings (c) (d)	—	—	1	(1)	1	(1)
Amount of gain expected to be reclassified into earnings during the next twelve months	—	—	2	—	2	—
Net Investment Derivatives:
Amount of loss recognized from OCI into earnings (e)	—	(28)	—	—	—	(28)
Derivatives Not Designated as Hedging Instruments:
Amount of gain recognized in Cost of sales	—	—	3	—	3	—
Amount of loss recognized in SG&A	—	—	(1)	—	(1)	—

(a) Effective portion
(b) Gain reclassified from AOCI into earnings is reported in SG&A expenses for foreign exchange contracts and in Cost of sales for commodity contracts
(c) Gain (loss) recognized in earnings is related to the ineffective portion and amounts excluded from the assessment of hedge effectiveness
(d) Gain (loss) recognized in earnings is reported in SG&A expenses for commodity contracts
(e) The loss recognized from OCI into earnings is reported in gain on sale of discontinued operations

EX 99.2

	Foreign Exchange Contracts		Commodity Contracts		Total
	Nine Months Ended		Nine Months Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Cash Flow Derivatives:
Amount of gain recognized in other comprehensive income (OCI) (a)	$—	$—	$1	$7	$1	$7
Amount of gain (loss) reclassified from AOCI into earnings (a) (b)	—	—	(3)	17	(3)	17
Amount of ineffectiveness recognized in earnings (c) (d)	—	—	2	(1)	2	(1)
Amount of gain expected to be reclassified into earnings during the next twelve months	—	—	2	—	2	—
Net Investment Derivatives:
Amount of loss recognized from OCI into earnings (e)	—	(28)	—	—	—	(28)
Derivatives Not Designated as Hedging Instruments:
Amount of gain recognized in Cost of sales	—	—	4	3	4	3
Amount of gain (loss) recognized in SG&A	—	(1)	1	—	1	(1)

(a) Effective portion
(b) Gain (loss) reclassified from AOCI into earnings is reported in SG&A expenses for foreign exchange contracts and in Cost of sales for commodity contracts
(c) Gain (loss) recognized in earnings is related to the ineffective portion and amounts excluded from the assessment of hedge effectiveness
(d) Gain (loss) recognized in earnings is reported in SG&A expenses for commodity contracts
(e) The loss recognized from OCI into earnings is reported in gain on sale of discontinued operations

8. Pension and Other Postretirement Benefit Plans

The components of the net periodic benefit cost (benefit) for the pension and postretirement benefit plans for the quarter and nine months ended March 29, 2014 and March 30, 2013 are as follows:

	Pension Plans
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Service cost	$3	$3	$7	$8
Interest cost	19	17	56	52
Expected return on plan assets	(24)	(23)	(68)	(69)
Amortization of:
Net actuarial loss	1	1	3	4
Prior service cost	1	1	1	1
Settlement loss	—	—	—	1
Net periodic benefit	$—	$(1)	$(1)	$(3)

EX 99.2

	Postretirement Benefit Plans
	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Service cost	$1	$1	$2	$2
Interest cost	1	1	3	3
Expected return on plan assets	—	—	—	—
Amortization of:
Net actuarial loss	—	—	—	—
Prior service benefit	(2)	(3)	(6)	(7)
Settlement loss	—	—	—	—
Net periodic benefit	$—	$(1)	$(1)	$(2)

The company contributed approximately $6 million and $5 million to its defined benefit pension plans related to continuing operations during the first nine months of 2014 and 2013, respectively. At the present time, the company expects to contribute approximately $2 million of additional cash to its defined benefit pension plans in the remainder of 2014. The exact amount of cash contributions made to pension plans in any year is dependent upon a number of factors including minimum funding requirements in the jurisdictions in which the company operates. As a result, the actual funding in 2014 may differ from the current estimate.

9. Income Taxes

The following table sets out the tax expense and the effective tax rate for the company from continuing operations:

	Quarter Ended		Nine Months Ended
(In millions)	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Continuing operations
Income before income taxes	$66	$54	$217	$218
Income tax expense	24	12	32	69
Effective tax rate	36.3%	22.3%	14.7%	31.7%

Third Quarter 2014
In the third quarter of 2014, the company recognized a tax expense of $24 million on pretax income from continuing operations of $66 million, or an effective tax rate of 36.3%. The tax expense and related effective tax rate on continuing operations were impacted by recognizing $2 million of tax expense from discrete tax items, primarily related to the adjustment of prior year tax provision estimates.

In the first nine months of 2014, the company recognized a tax expense of $32 million on pretax income from continuing operations of $217 million, or an effective tax rate of 14.7%. The tax expense and related effective tax rate on continuing operations was determined by applying a 34.5% estimated annual effective tax rate to pretax earnings, and then recognizing $43 million of discrete tax items. The discrete tax items relate to the following:

•	45 million of tax benefit from the release of a valuation allowance on state deferred tax assets

•	$2 million of tax expense related to adjustments of prior year tax provision estimates

Third Quarter 2013
In the third quarter of 2013, the company recognized a tax expense of $12 million on pretax income from continuing operations of $54 million, or an effective tax rate of 22.3%. The tax expense and related effective tax rate on continuing operations were impacted by recognizing $4 million of discrete items related to the following:

•	$3 million of tax benefit related to adjustments of prior year tax provision estimates

•	$1 million of tax benefit related to tax law changes

In the first nine months of 2013, the company recognized a tax expense of $69 million on pretax income from continuing operations of $218 million, or an effective tax rate of 31.7%. The tax expense and related effective tax rate on continuing operations was determined by applying a 33.9% estimated annual effective tax rate to pretax earnings and recognizing $4 million of discrete items. The discrete tax items relate to the following:

•	$3 million of tax benefit related to adjustments of prior year tax provision estimates

•	$1 million of tax benefit related to tax law changes

EX 99.2

Unrecognized Tax Benefits
Each quarter, the company makes a determination of the tax liability needed for unrecognized tax benefits that should be recorded in the financial statements. For tax benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement.

The year-to-date net decrease in the liability for unrecognized tax benefits was $4 million, resulting in a ending balance of $63 million as of March 29, 2014. The $4 million net decrease in the gross liability for uncertain tax positions is the result of a $6 million decrease for audit settlements, primarily offset by a $2 million increase related to prior years. At this time, the company estimates that it is reasonably possible that the liability for unrecognized tax benefits will decrease by $5 million to $30 million in the next twelve months from a variety of uncertain tax positions as a result of the completion of tax audits currently in process and the expiration of statutes of limitations.

The company’s tax returns are routinely audited by federal, state, and foreign tax authorities and these audits are at various stages of completion at any given time. The Internal Revenue Service (IRS) has completed examinations of the company’s U.S. income tax returns through 2010. With few exceptions, the company is no longer subject to state and local income tax examinations by tax authorities for years prior to 2005.

10. Contingencies and Commitments

Contingent Liabilities

The company is a party to various pending legal proceedings, claims and environmental actions by government agencies. The company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can reasonably be estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to the particular matter.

Aris – This is a consolidation of cases filed by individual complainants with the Republic of the Philippines, Department of Labor and Employment and the National Labor Relations Commission (NLRC) from 1998 through July 1999. The complaint alleges unfair labor practices due to the termination of manufacturing operations in the Philippines by Aris Philippines, Inc. (Aris), a former subsidiary of the company. The complaint names the company as a party defendant. In 2006, the arbitrator ruled against the company and awarded the plaintiffs approximately $80 million in damages and fees. This ruling was appealed by the company and subsequently set aside by the NLRC in December 2006. Both the complainants and the company have filed motions for reconsideration. The company continues to believe that the plaintiffs' claims are without merit; however, it is reasonably possible that this case will be ruled against the company and have a material adverse impact on the company's results of operations and cash flows. The company has initiated settlement discussions for this case and has established an accrual for the estimated settlement amount.

Multi-Employer Pension Plan – The company participates in one multi-employer pension plan that provides retirement benefits to certain employees covered by collective bargaining agreements (the MEPP). Participating employers in the MEPP are jointly responsible for any plan underfunding. The Pension Protection Act of 2006 (PPA) imposes minimum funding requirements on pension plans. Multi-employer pension plans that fail to meet certain funding standards (as defined by the PPA) are categorized as being either in critical or endangered status. The MEPP was certified by its actuary to be in critical status for the 2012 plan year; consequently, the trustees of the MEPP adopted a rehabilitation plan designed to improve the plan's funding within a prescribed period of time. The rehabilitation plan included increases in employer contributions and reductions in benefits. Unless otherwise agreed upon, any requirement to increase employer contributions will not take effect until the current collective bargaining agreements expire. However, a five percent surcharge for the initial critical year (increasing to ten percent for subsequent years) is imposed on contributions to the MEPP under the current collective bargaining agreement. Such surcharge remains in effect until the effective date of an adopted collective bargaining agreement which includes modifications consistent with the rehabilitation plan. Any surcharge assessed on an employer will also be included in the calculation of the compounded contribution rate increases required under the rehabilitation plan. In addition, the failure of the MEPP to meet funding improvement targets provided in its rehabilitation plan could result in the imposition of an excise tax on contributing employers.

EX 99.2

Under the current law regarding multi-employer pension plans, a withdrawal or partial withdrawal from any multi-employer pension plan that was underfunded would render a withdrawing employer liable for its proportionate share of that underfunding. Such withdrawing employer is required to pay, in annual installment payments, a statutorily determined amount to satisfy the withdrawal liability. The annual installment payments for a complete withdrawal are capped at twenty years, except in the case of a mass withdrawal. In a mass withdrawal, the twenty-year payment cap does not apply. This potential unfunded pension liability also applies ratably to other contributing employers. Information regarding underfunding is generally not provided by plan administrators and trustees on a current basis and when provided, is difficult to independently validate. Any public information available relative to multi-employer pension plans may be dated as well. In the event a withdrawal or partial withdrawal was to occur with respect to the MEPP, the impact to the company's consolidated financial statements could be material. Withdrawal liability triggers could include the company's decision to close a plant or the dissolution of a collective bargaining unit.

The company's regularly scheduled contributions to the MEPP are expected to be approximately $2 million in 2014, and totaled approximately $1 million in 2013.

Plant Shutdown - During March 2014, a fire occurred at the company’s turkey processing facility in Iowa.  The fire caused significant damage to both the plant and equipment and resulted in a shutdown in production.  The company currently estimates the facility will resume production within 9-12 months from the date of the fire.  The company is presently maintaining pre-fire production volumes through the use of alternate processors while the facility is under repair and anticipates it will continue to do so until production resumes.  For the three months ended March 29, 2014, the company incurred $0.4 million of costs associated with the damages, net of expected insurance reimbursement.  The company maintains insurance to cover such incidents with limits it believes are sufficient to reimburse the company for its expected provable losses, subject to a $1.0 million deductible.

Guarantees
The company is a party to a variety of agreements under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts entered into by the company under which the company agrees to indemnify a third party against losses arising from a breach of representations and covenants related to matters such as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the contract. These procedures allow the company to challenge the other party's claims. In addition, the company's obligations under these agreements may be limited in terms of time and/or amount, and in some cases the company may have recourse against third parties for certain payments made by the company. It is not possible to predict the maximum potential amount of future payments under certain agreements, due to the conditional nature of the company's obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company's business, financial condition or results of operations. The company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the company's business, financial condition or results of operations.

The material guarantees for which the maximum potential amount of future payments can be determined, are as follows:

Contingent Lease Obligations – The company is contingently liable for leases on property operated by others. At March 29, 2014, the maximum potential amount of future payments the company could be required to make, if all of the current operators default on the rental arrangements, is $11 million. The minimum annual rentals under these leases are $2 million in 2014, $8 million in 2015 and $1 million in 2016. The largest components of these amounts relate to a number of retail store leases assumed by Coach, Inc. Coach, Inc. has issued a guarantee to the company and agreed to indemnify and reimburse the company from and against any payments or performance that may be required with respect to any obligation or liability imposed under the retail store leases. The company has not recognized a liability for the contingent obligation on the Coach, Inc. leases it assumed.

Contingent Debt Obligations and Other – The company has guaranteed the payment of certain third-party debt. The maximum potential amount of future payments that the company could be required to make, in the event that these third parties default on their debt obligations, is $15 million. At the present time, the company does not believe it is probable that any of these third parties will default on the amount subject to guarantee.

EX 99.2

11. Subsequent Events

On April 18, 2014, the Company signed a definitive stock purchase agreement to acquire Healthy Frozen Food, Inc. (Van's). Van's is a leading better-for-you food brand that offers multiple product lines in frozen breakfast and snack foods. The company expects the transaction to close in May 2014, pending regulatory clearance, with a total purchase price of $165 million in cash.